Exhibit 99.2
Qumu Corporation
Fourth Quarter 2016
Earnings Conference Call
March 1, 2017

Operator

[Introduction]

Peter Goepfrich

Good morning and thank you for joining us for our fourth quarter 2016 earnings conference call. With me today is Vern Hanzlik, President and CEO of Qumu.

Our comments today may include forward-looking statements relating to our expectations, plans and prospects. These statements are based on information available to us at the time of this presentation and, by their nature, involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks and uncertainties associated with our business are described in our most recent annual report on Form 10-K and any subsequently filed periodic reports on Form 10-Q.

Any unreleased features or services referenced in this presentation, or other public statements, are not currently available and may not be delivered on time or at all. Customers who purchase our products or services should make sure that their decisions are based on features that are currently available.

We assume no obligation to, and do not intend to, update any forward-looking statements.

I now turn the call over to Vern.

Vern Hanzlik

Fourth Quarter Financial Highlights

Thank you Peter. Good morning everyone and thank you for joining us for our fourth-quarter 2016 earnings conference call.

I’d like to make a few comments before Peter reviews the numbers for the year and the fourth quarter.

As I commented in our press release, 2016 was a pivotal year for Qumu and our fourth quarter illustrates our strong progress in key areas. I’d like to highlight a couple of firsts for our business as we transition to becoming purely a software as a service or SaaS company:

•	First, in the fourth quarter, we achieved positive adjusted EBITDA of $800,000 and,

•	Second, we reached record gross margins of 71% for the quarter and 61% for the year.

During 2016, we continued to focus on strengthening our financial performance and on growing the business with new and existing customers. As we mentioned in the release, we reduced our operating expense base by 20 million dollars over last year. Based on our strategies and the speed of transition within our target market, we downsized employees and operational expenses. With an eye to the future, we maintained investment in Research and Development at the right levels plus investment in customer success to drive high retention rates and expansion of our customers. I’ll discuss some of those developments later.

In sales and marketing, we focused on maintaining the right size of team that would ensure a balance in our two-pronged strategy to: 1) continue serving larger enterprises with complex, global video needs and 2) through business development and partnerships, expand our base of customers deploying our cloud and hybrid solutions. This balanced approach is working. Our top ten existing customers accounted for 69% of revenue in the fourth quarter. These enterprise customers represent some of our largest vertical markets - financial, technology, manufacturing and pharmaceuticals. Meanwhile, 80% of new customers for the fourth quarter were deployed in the cloud with the potential to grow into hybrid enterprise customers.

While we saw an 8% decrease in revenue year over year - we saw a 13% increase in gross profit with stronger gross margins of 61% for the year which is a 12% increase over 2015. We expect this trend to continue in 2017 and into 2018 as we pivot our company.

The annual revenue decrease was from lighter new bookings in Q2 and Q3 in 2016 which we communicated last year as we saw transactions being pushed later into the year. We subsequently closed two of those large transactions in Q4, each being north of $1 million in bookings for the quarter. The first deal was with one of the largest airplane manufacturers in the world and the second was with a large global financial and credit company. The sales cycle for these transactions took over a year to close. Additionally, as noted in our press release, following a year-long deployment and penetration testing of our software in one of the most secure banks in the world, we obtained sign off from that international banking institution. This installation represented $1.6 million in catch-up revenue for the quarter both in software and services. Deployments within these types of institutions will grow as enterprise video becomes more pervasive and companies adopt broader use cases than ever before.

Other new transactions for the quarter:

•	Johnson and Johnson

•	United Utilities

•	Boots/Walgreens - These deals were all cloud/hybrid and competitive wins with great growth potential.

Geographically, the Americas and EMEA markets continued to show adoption in the fourth quarter for our enterprise video platform. The Americas market represented 78% of our revenue and the EMEA market was 20% of our revenue for the quarter. We signed 30 new blue chip customers in 2016. 80% were cloud or hybrid customers with the balance being large enterprise on-prem transactions. This is in line with our core strategy of land and expand by penetrating new customer opportunities with cloud and hybrid solutions while addressing the complex needs of the world’s largest businesses with our best in class on-premise video platform.

In APAC, we made solid progress developing a pipeline through our new partnership with V-Cube which represented about 15% of our new cloud bookings in 2016. APAC represented 2% of our revenue for the year and we expect the APAC market to gain momentum in 2017 with our V-Cube partnership.

We closed 60% of the 100 opportunities within new and existing customers that we tracked for Q4. From a bookings perspective, the mix of deployment models within the fourth quarter were as follows -- 50% on-premise, 45% Cloud and 5% Hybrid.

At this moment, our pipeline coverage is around 2.5 times coverage. However, larger transactions - especially in healthcare, financial or defense -- are challenging to predict when they will close and they have the potential to be pushed. This could be due to timing, an industry event or purchasing processes that we cannot control. With that in mind, in 2017 we will continue to be more conservative in our forecasting. Additionally, our mix of SaaS vs perpetual revenue will add more to the revenue forecast complexity. Our ability to serve these complex environments is what makes this business both highly rewarding and challenging at the same time. In 2016 our forecasting improved, but we have room for further improvements and in 2017 we will continue to communicate our pipeline progress.

In 2016, our global renewal rates for maintenance and support, term contracts and SaaS contracts were greater than 90% for both enterprise and cloud customers. Also, our customer satisfaction scores were the highest in the company’s history with a 98% rating.

For financial commentary, I will now turn the call over to Peter and then I’ll come back and review some strategy and market comments before we open for questions.

Peter Goepfrich

Thank you, Vern.

I will comment on a few additional items.

Total revenue was $9.3 million for the fourth quarter compared to $7.1 million last quarter.

•
Software license and appliance revenue was $1.9 million for the fourth quarter compared to $1.2 million last quarter. The increase in software license and appliance revenue was primarily due to increased software license sales.

•
Subscription, maintenance and support revenue was $6.2 million for the fourth quarter compared to $5.0 million last quarter. Professional services and other revenue was $1.2 million for the fourth quarter compared to $1.0 million last quarter.

•
Fourth quarter 2016 revenue included subscription, maintenance and support revenue of $1.2 million and professional service revenue of $0.4 million of previously deferred revenue contingent on a customer's acceptance, which was received in the fourth quarter. Going forward, subscription, maintenance and support revenue relating to this customer is expected to be $300,000 annually.

•
In 2017, we expect that software license and appliance revenue will continue to be dependent on large on-premise sales which are difficult to forecast, and that the subscription, maintenance and support revenue will grow steadily from a quarterly base of approximately $5.0 million at the end of 2016.

Gross margin was 70.7% for the fourth quarter compared to 59.8% last quarter.

•	The benefit to gross margin relating to the previously noted customer acceptance was 6.1% and 1.8% for the fourth quarter and full year 2016, respectively.

•
Total gross margin percentage is expected to improve from the low 60s early in the year to the high 60s late in the year. Total gross margin will continue to be impacted by the timing and mix of large on-premise sales.

Moving on to operating expenses and adjusted EBITDA, a non-GAAP measure.

•
We have right-sized our expense structure over the past six quarters on a similar revenue base, significantly improving operating results and adjusted EBITDA. Compared to the corresponding periods last year:

◦	Total operating expenses decreased 35% and 34% for the three and twelve months ended December 31, 2016.

◦
Adjusted EBITDA improved $4.5 million to income of $0.8 million for the three months ended December 31, 2016, and adjusted EBITDA improved $17.8 million to a loss of $(6.6) million for the year ended December 31, 2016.

Now for the balance sheet.

Cash and investments were $10.4 million as of December 31, 2016 compared to $4.6 million as of September 30, 2016, reflecting the fourth quarter operating loss, the impact on cash from changes in working capital and the term loan net proceeds of $7.5 million received in the fourth quarter. Cash at the end of the first quarter is expected to be in the low to mid $9 million range.

As it relates to additional first quarter guidance:

•	Revenue is expected to be in the range of $7 million to $8 million.

•	Total gross margin is expected to be in the low 60s.

•
Net loss is expected to be in the range of $(3.6) million to $(3.1) million, or a loss of $(0.39) to $(0.34) per diluted share, with weighted average shares outstanding of approximately 9.25 million shares.

•	Adjusted EBITDA is expected to be in the range of a loss of $(2.2) million to $(1.7) million, compared to an adjusted EBITDA loss of $(3.0) million in the first quarter 2016.

Now back to Vern.

Vern Hanzlik

Thanks Peter.

Operational, Product & Strategy

Let me review some of our key operational highlights and comment on market and product strategy. Then we will open the call up for questions.

Industry analysts underscore the growing opportunity in our market. Two key points resonate with us:

•
As the infrastructure grows, demand grows. With video-enabled endpoints firmly in place and network connectivity gradually increasing with video-designed networks, the need for live and recorded video content is growing by 5 times each year.

•	Managing all types of video has become a top enterprise priority. We are seeing more evidence of growing demand for Video Content Management and the need for solutions to support this demand.

Qumu's core opportunity hasn’t changed: deliver the leading enterprise-class, end-to-end video platform, built with a service-based architecture and deployable on-premise, in the cloud, or as a hybrid.

With that said, we know this deployment model is shifting over the next two years toward the Cloud/Hybrid. We embraced this shift to the Cloud over two years ago and now we are seeing the benefits of those investments starting to play out. However, at this time in our defined market, customers are still investing in on-premise software for enterprise video solutions. The actual pace of the investment in cloud video solutions for the largest enterprises in the Forbes Global 2000 is proving to be gradual.

Our opportunity is giving customers a choice. Our unique value is that we understand the enterprise customer’s world. Plus we bring deep expertise in complex enterprise deployments.

With that in mind, during 2016 we delivered on the first phases of our next-generation hybrid architecture and have deployed it in new and existing customers.

Next comes a key phase in our product strategy. In Q2 we will be rolling our new modular and open architecture for our Pathfinder video delivery system. This brings Pathfinder’s best-in-class, secure delivery intelligence to our own cloud offering, giving customers both power and flexibility in hybrid deployment models. Plus, partners will have maximum ability to innovate - creating new market opportunities -- developing products and extensions for our Qumu platform.

Business Development:

•
On the business development front, as I discussed, we are creating a new class of services for the Qumu platform. We are enabling our partner community to extend our core strengthens into new applications and new vertical markets. Some examples of these solutions will be with adjacent technologies like learning management and IPTV applications. Another example is our strong focus on integrations with Pexip, Vidyo, Skype for Business, Citrix VDI desktops; and social business platforms like Jive and Yammer for video creation and collaboration.  Finally, SharePoint and Microsoft 365 offer opportunities for us to add value even beyond our enterprise integrations. We will continue to see a strong pipeline of new opportunities collectively from these integrations and from new partners as we expand in 2017.

We maintain our focus on expanding within the Forbes Global 2000 and equivalent companies, which represents a huge market size with 8.7 million employees and 51% of the world’s GDP. The opportunity for us is clear to see in the number of Qumu customers already on the Forbes Global 2000 list: Qumu customers represent approximately 4% of the top 1000 companies, 10% of the top 500 companies, and 19% of the top 100 companies on the Forbes list.

Through our account-based marketing initiatives, we are:

•	Building new content

•	Refreshing our website

•	Developing channel marketing with partners

•	45% of our targeted companies are engaged with us and will provide new opportunities with current and new customers.

Summary

•
As I mentioned earlier, we had continued growth in some of our largest existing enterprise customers for the fourth quarter - 69% of the revenue for fourth quarter came from our top existing customers - Our large on-prem deals both in the fourth quarter and moving forward give us the balance for revenue and cash flow as we transition the company to a SaaS model over the next couple of years.

•	Following our land and expand strategy, we grew new customers with the majority of those transactions being our cloud offering giving us a great opportunity for growth.

•
Also, we remain confident in our ability to continue our transition, matching the pace of the market shift to more recurring revenue and a lower reliance on perpetual license sales over time. During this transition, we will stay focused on providing the best video platform to our enterprise customers, both existing and new within our defined market.

•
In summary, we are managing the business with multiple strategies for customer success, evolving our enterprise video platform and improving operations in 2017. We look for more growth as we move into 2018. Our growth for 2017 will be primarily in new sales bookings, where we anticipate 30% to 40% growth in both SaaS and perpetual sales bookings year over year.

•	Video communication is and will be the largest communication medium that will impact business over the next five years and Qumu is well-positioned to take advantage of that opportunity.
Now, we would like to open the call to questions.

Q&A

Vern Hanzlik

Thank you again for joining us today. If you have any follow-up questions, please contact us directly.